EXHIBIT 99.1

News Release

TANGER REPORTS FIRST QUARTER 2013 RESULTS
Funds From Operations Per Share Increases 16.7%
Consolidated Portfolio 98.0% Occupied

Greensboro, NC, April 30, 2013, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, increased 15.1% for the three months ended March 31, 2013 to $41.0 million, compared to FFO of $35.6 million for the three months ended March 31, 2012. On a per share basis, FFO for the three months ended March 31, 2013 increased 16.7% to $0.42 per share, compared to $0.36 per share for the three months ended March 31, 2012.

"2013 is off to a healthy start, with FFO growth driven by the expansion of our footprint by 8.1% as a result of the addition of 4 new joint venture properties in the U.S. and Canada during the fourth quarter of last year and a 3.9% increase in same center net operating income throughout our consolidated portfolio. In addition, quarter-end occupancy increased 70 basis points year over year to 98.0%, compared to 97.3% last year," commented Steven B. Tanger, President and Chief Executive Officer. "Earlier this month, we announced a 7.1% increase in the annual dividend on our common shares, which marked our twentieth consecutive annual increase," he added.

FFO for all periods shown was impacted by a number of charges as described in the summary below (in thousands, except per share amounts):

	Three months ended
	March 31,
	2013	2012
FFO as reported	$41,013	$35,640
As adjusted for:
Acquisition costs	179	—
AFFO adjustments from unconsolidated joint ventures (1)	211	686
Impact of above adjustments to the allocation of earnings to participating securities	(5)	(6)
Adjusted FFO ("AFFO")	$41,398	$36,320
Diluted weighted average common shares	98,798	98,690
AFFO per share	$0.42	$0.37

(1)	Includes our share of acquisition costs, abandoned development costs and gain on early extinguishment of debt from unconsolidated joint ventures.

Net income available to common shareholders for the three months ended March 31, 2013 increased 91.3% to $15.2 million or $0.16 per share, as compared to net income of $8.0 million, or $0.09 per share for the three months ended March 31, 2012. Net income available to common shareholders for the above periods was also impacted by the charges described above.

Net income, FFO and AFFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.
First Quarter Highlights

•	Same center net operating income increased 3.9% during the quarter, marking the 33rd consecutive quarter of same center net operating income growth

•
21.2% blended increase in average base rental rates on renewed and released space throughout the consolidated portfolio (23.3% excluding approximately 61,000 square feet of space released to magnet tenants to upsize existing high performing stores)

•	Period-end consolidated portfolio occupancy rate of 98.0% at March 31, 2013, up from 97.3% at March 31, 2012

•
Comparable tenant sales for the consolidated portfolio increased 2.3% to $380 per square foot for the twelve months ended March 31, 2013 (and increased 3.2% excluding 8 centers that experienced closings of a day or more related to Hurricane Sandy during the fourth quarter of 2012)

•	Comparable tenant sales for the consolidated portfolio increased 4.9% for the three months ended March 31, 2013

•	Debt-to-total market capitalization ratio of 23.3% as of March 31, 2013, compared to 26.1% last year

•	Interest coverage ratio of 3.95 times, compared to 3.90 times last year

•	Total market capitalization increased 17.6% to $4.7 billion from $4.0 billion last year

•	Raised the quarterly common share cash dividend by 7.1% on April 4, 2013, from $0.21 to $0.225, $0.90 per share annualized, representing the 20th consecutive year of increased cash dividends

•	Completed an approximately 40,000 sf expansion on Tanger Outlets Gonzales in Gonzales, Louisiana

•
Announced plans to form a partnership with The Peterson Companies for a proposed development of a new Tanger Outlet Center in Clarksburg, Maryland, located 27 miles northwest of Washington, D.C. and 36 miles west of Baltimore

Cash Dividend Increased

On April 4, 2013, Tanger announced that its Board of Directors approved a 7.1% increase in the annual cash dividend on its common shares from $0.84 per share to $0.90 per share. Simultaneously, the Board of Directors declared a quarterly dividend of $0.225 per share for the first quarter ended March 31, 2013, which will be payable on May 15, 2013 to holders of record on April 30, 2013. The company has paid cash dividends each quarter and has raised its dividend each year since becoming a public company in May 1993.

Balance Sheet Summary

As of March 31, 2013, Tanger had a total market capitalization of approximately $4.7 billion including $1.1 billion of debt outstanding, equating to a 23.3% debt-to-total market capitalization ratio and the company had $174.9 million outstanding on its $520.0 million in available unsecured lines of credit. During the first quarter of 2013, Tanger maintained an interest coverage ratio of 3.95 times.

North American Portfolio Drives Operating Results
During the first quarter of 2013, Tanger executed 321 leases totaling 1,429,000 square feet throughout its consolidated portfolio. Lease renewals accounted for 1,135,000 square feet, which generated an 18.0% increase in average base rental rates. The remaining 294,000 square feet was released at an increase in average base rental rates of 32.2%. Excluding approximately 61,000 square feet of space released to magnet tenants to upsize existing high performing stores, Tanger achieved an increase in average base rental rates of 46.5% on the remaining 233,000 square feet of released space.

Consolidated portfolio same center net operating income increased 3.9% during the three months ended March 31, 2013. Comparable tenant sales for the consolidated portfolio for the twelve months ended March 31, 2013 increased 2.3% to $380 per square foot. For the three months ended March 31, 2013, consolidated comparable tenant sales increased 4.9%. During the fourth quarter of 2012, approximately 25% of the company's consolidated portfolio was affected by closings related to Hurricane Sandy, including Atlantic City, New Jersey; Kittery, Maine; Nags Head, North Carolina; Ocean City, Maryland; Rehoboth Beach, Delaware; Riverhead, New York; Tilton, New Hampshire and Westbrook, Connecticut. Excluding these properties, reported tenant comparable sales for Tanger's consolidated portfolio increased 3.2% for the twelve months ended March 31, 2013.

Investment Activities Provide Potential Future Growth
In early April 2013, Tanger Outlets Gonzales hosted grand opening festivities as this small expansion project neared completion and the first new tenants opened for business. The center was originally developed by Tanger in 1992, and this fully-leased expansion adds approximately 40,000 square feet and enhances the tenant mix of the property with the addition of great brands including American Eagle, Ann Taylor LOFT, Brooks Brothers, J.Crew, Talbots, Under Armour, and others.
Currently under construction, Tanger Outlets National Harbor will be the next Tanger Outlet Center to be delivered to tenants and shoppers. Tanger and its 50/50 joint venture partner, The Peterson Companies, broke ground on the project on November 29, 2012 and expect to open the property in time for the 2013 holiday shopping season. Located within the National Harbor waterfront resort in the Washington D.C. Metro area, the center will be accessible from I-95, I-295, I-495, and the Woodrow Wilson Bridge. The nation's capital welcomes approximately 33 million tourist visitors annually. When complete, the center will include approximately 340,000 square feet and feature approximately 80 brand name and designer outlet stores.

Tanger has a robust pipeline of several other development sites for which current predevelopment activities are ongoing. These projects include planned new developments at Foxwoods Resort Casino in Mashantucket, Connecticut; in Charlotte, North Carolina; Columbus, Ohio; Scottsdale, Arizona; and Kanata, Ontario in the Ottawa market, as well as planned expansions of existing assets in Sevierville, Tennessee; Park City, Utah; Cookstown, Ontario in the northern Toronto market; and in Saint-Sauveur in the Montreal, Quebec market. Adding to the pipeline for future development, Tanger announced on April 16, 2013 plans to form a partnership with The Peterson Companies for a proposed development of a new Tanger Outlet Center in Clarksburg, Maryland, located 27 miles northwest of Washington, D.C. and 36 miles west of Baltimore.
Tanger Expects Solid FFO Per Share In 2013
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income available to common shareholders for 2013 will be between $0.77 and $0.81 per share and its FFO available to common shareholders for 2013 will be between $1.77 and $1.81 per share.
The company's earnings estimates reflect a projected increase in same-center net operating income of approximately 4%, and average general and administrative expense of approximately $9.5 million to $10.0 million per quarter.  The company's estimates do not include the impact of any rent termination fees, any potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any properties. The following table provides a reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

For the year ended December 31, 2013:
	Low Range	High Range
Estimated diluted net income per share	$0.77	$0.81
Noncontrolling interest, gain/loss on acquisition of real
estate, depreciation and amortization uniquely
significant to real estate including noncontrolling
interest share and our share of joint ventures	$1.00	$1.00
Estimated diluted FFO per share	$1.77	$1.81

First Quarter Conference Call

Tanger will host a conference call to discuss its first quarter 2013 results for analysts, investors and other interested parties on Wednesday, May 1, 2013, at 10 a.m. eastern daylight time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers First Quarter 2013 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link at www.tangeroutlet.com. A telephone replay of the call will be available from May 1, 2013 at 1:00 p.m. through 11:59 p.m., May 8, 2013 by dialing 1-855-859-2056, conference ID # 31602091. An online archive of the broadcast will also be available through May 8, 2013.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 43 upscale outlet shopping centers in 26 states coast to coast and in Canada, totaling approximately 12.9 million square feet leased to over 2,700 stores operated by more than 460 different brand name companies. More than 180 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2013. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income per share, FFO per share, same center net operating income and general and administrative expenses, as well as other statements regarding plans for new developments and expansions, the expected timing of the commencement of construction and the grand openings of the current developments, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, coverage of the current dividend and management's beliefs, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2013	2012
REVENUES
Base rentals (a)	$59,244	$57,219
Percentage rentals	2,017	1,744
Expense reimbursements	25,306	23,673
Other income	2,122	1,607
Total revenues	88,689	84,243
EXPENSES
Property operating	28,135	26,088
General and administrative	9,572	10,020
Acquisition costs (b)	179	—
Depreciation and amortization	22,288	25,515
Total expenses	60,174	61,623
Operating income	28,515	22,620
Interest expense	12,876	12,334
Income before equity in earnings (losses) of unconsolidated joint ventures	15,639	10,286
Equity in earnings (losses) of unconsolidated joint ventures	590	(1,452)
Net income	16,229	8,834
Noncontrolling interests in Operating Partnership	(789)	(713)
Noncontrolling interests in other consolidated partnerships	(1)	7
Net income attributable to Tanger Factory Outlet Centers, Inc.	15,439	8,128
Allocation of earnings to participating securities	(194)	(158)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$15,245	$7,970

Basic earnings per common share:
Net income	$0.16	$0.09

Diluted earnings per common share:
Net income	$0.16	$0.09

a.	Includes straight-line rent and market rent adjustments of $1,228 and $1,345 for the three months ended March 31, 2013 and 2012, respectively.

b.	Represents potential acquisition related expenses incurred for the three months ended March 31, 2013.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Rental property
Land	$148,002	$148,002
Buildings, improvements and fixtures	1,802,160	1,796,042
Construction in progress	6,336	3,308
	1,956,498	1,947,352
Accumulated depreciation	(600,713)	(582,859)
Total rental property, net	1,355,785	1,364,493
Cash and cash equivalents	2,691	10,335
Investments in unconsolidated joint ventures	133,982	126,632
Deferred lease costs and other intangibles, net	97,328	101,040
Deferred debt origination costs, net	8,534	9,083
Prepaids and other assets	63,353	60,842
Total assets	$1,661,673	$1,672,425

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $1,897 and $1,967, respectively)	$548,103	$548,033
Unsecured term loans (net of discount of $509 and $547, respectively)	259,491	259,453
Mortgages payable (including premium of $6,085 and $6,362, respectively)	105,346	107,745
Unsecured lines of credit	174,917	178,306
Total debt	1,087,857	1,093,537
Construction trade payables	7,744	7,084
Accounts payable and accrued expenses	37,957	41,149
Other liabilities	16,676	16,780
Total liabilities	1,150,234	1,158,550

Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 94,415,137 and 94,061,384 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	944	941
Paid in capital	768,702	766,056
Accumulated distributions in excess of net income	(289,880)	(285,588)
Accumulated other comprehensive income	1,179	1,200
Equity attributable to Tanger Factory Outlet Centers, Inc.	480,945	482,609
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	24,184	24,432
Noncontrolling interests in other consolidated partnerships	6,310	6,834
Total equity	511,439	513,875
Total liabilities and equity	$1,661,673	$1,672,425

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended
	March 31,
	2013	2012
FUNDS FROM OPERATIONS (a)
Net income	$16,229	$8,834
Adjusted for:
Depreciation and amortization uniquely significant to real estate - consolidated	22,043	25,301
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	3,173	1,815
Funds from operations (FFO)	41,445	35,950
FFO attributable to noncontrolling interests in other consolidated partnerships	(7)	(2)
Allocation of earnings to participating securities	(425)	(308)
Funds from operations available to common shareholders	$41,013	$35,640
Funds from operations available to common shareholders per share - diluted	$0.42	$0.36

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	93,132	89,671
Effect of notional units	805	1,096
Effect of outstanding options	106	65
Diluted weighted average common shares (for earnings per share computations)	94,043	90,832
Exchangeable operating partnership units (b)	4,755	7,858
Diluted weighted average common shares (for funds from operations per share computations)	98,798	98,690

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	10,784	10,726
Partially owned - unconsolidated	2,127	1,193

Outlet centers in operation at end of period -
Consolidated	36	36
Partially owned - unconsolidated	7	3

States operated in at end of period (c)	24	24
Occupancy at end of period (c)	98.0%	97.3%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

c.	Excludes the centers in which we have ownership interests in but are held in unconsolidated joint ventures.